SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 16, 1997

                            Pocahontas Bancorp, Inc.
             (Exact name of registrant as specified in its charter)

         Delaware                     0-23969                    71-0806097
(State or other jurisdiction    (Commission File No.)         (I.R.S. Employer
      of incorporation)                                      Identification No.)




Registrant's telephone number, including area code:  (870) 802-5934



                                 Not Applicable
          (Former name or former address, if changed since last report)




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Item 5.  Other Events.

         Pocahontas Bancorp, Inc. (the "Registrant" or "Pocahontas Bancorp") entered into an Agreement and Plan of Merger (the "Agreement") with North Arkansas Bancshares, Inc. ("NARK") as of September 20, 2001, which provides, among other things, that (i) NARK will be merged (the "Merger") with and into the Registrant, with the Registrant as the surviving corporation, (ii) Newport Federal Savings Bank, the savings bank subsidiary of NARK ("Newport Federal"), will be merged with and into First Community Bank, the savings bank subsidiary of the Registrant ("FCB") with FCB as the surviving institution, (iii) each outstanding share of NARK common stock issued and outstanding at the effective time of the Merger will be converted into shares of common stock of Pocahontas Bancorp in accordance with an "Exchange Ratio," as described below, and (iv) each share of the Registrant's common stock issued and outstanding immediately prior to the effective time of the Merger will remain an outstanding share of common stock of Pocahontas Bancorp. The directors and executive officers of NARK have entered into agreements to vote NARK shares owned by them in favor of the Agreement. The Agreement is filed as Exhibit 2 hereto and is incorporated herein by reference.

         Under the Agreement, the Exchange Ratio will be the number of shares of Pocahontas Bancorp common stock equal to the result obtained by dividing $15.00 by the Pocahontas Bancorp Market Value (as defined in the Agreement), rounded to the nearest one-thousandth decimal place. The term "Pocahontas Bancorp Market Value" shall mean the average of the closing bid price of Pocahontas Bancorp common stock on the NASDAQ National Market System for each of the fifteen consecutive trading days ending on the fifth business day before the closing date. Pocahontas Bancorp has the right to terminate the Agreement if the Pocahontas Bancorp Market Value is less than $7.00, and NARK has the right to terminate the Agreement if the Pocahontas Bancorp Market Value is greater than $11.00.

         In connection with the Agreement, the Registrant and NARK entered into a Stock Option Agreement in which NARK granted to the Registrant the option to purchase, under certain conditions, up to 55,802 shares of NARK common stock at an exercise price of $11.25 per share. The option is exercisable only upon the occurrence of certain events that would jeopardize completion of the Merger. The Stock Option Agreement also permits the Registrant to require NARK to repurchase the option shares.

         Consummation of the Merger is subject to certain conditions, including the approval of stockholders of NARK, and the receipt of all required regulatory approvals. The Merger is structured as a tax-free reorganization. It is expected that the Merger will be completed prior to June 30, 2002.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         The following Exhibits are filed as part of this report:

                                        2

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         Exhibit 2  Agreement and Plan of Merger, dated as of November 20, 2001, by and between Pocahontas Bancorp, Inc. and North Arkansas Bancshares, Inc.

         Exhibit 99 Press release dated November 20, 2001.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                           POCAHONTAS BANCORP, INC.


DATE:  November 26, 2001                   By: /s/ Dwayne Powell
                                           Dwayne Powell
                                           President and Chief Executive Officer